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                                   EXHIBIT 22

                               SPARTON CORPORATION

The Registrant, Sparton Corporation, an Ohio Corporation, had the following subsidiaries at June 30, 1997:

                                                              Incorporated
                 Name                                              In
------------------------------------------                    ------------

Domestic:

        Continuing Operations
            Sparton Electronics Florida, Inc.                   Florida
            Sparton Technology, Inc.                            New Mexico

        Discontinued Operations
            Sparton Engineered Products, Inc.-Flora Group       Illinois

Foreign (both continuing operations):

        Sparton of Canada, Limited                              Ontario, Canada
        Sparton Electronics International Sales, Ltd.           Barbados







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